Exhibit 99.3

SABRE CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 1, 2015, we completed the acquisition of the remaining 65% interest in Abacus International Pte Ltd ("AIPL"), a Singapore-based business-to-business travel e-commerce provider that serves the Asia-Pacific region. Prior to the acquisition, AIPL was 65% owned by a consortium of 11 airlines and the remaining 35% was owned by us. Also in July and August 2015, AIPL completed the acquisition of the remaining interest in two national marketing companies, Abacus Distribution Systems (Hong Kong) ("Hong Kong NMC") and Abacus Travel Systems (Singapore) ("Singapore NMC"), and executed an agreement to acquire the remaining interest in a third national marketing company, Abacus Distribution Systems Sdn Bhd (Malaysia) ("Malaysia NMC" and, together with the Hong Kong NMC and the Singapore NMC, the "NMCs") (the NMCs together with AIPL, "Abacus"). AIPL previously owned noncontrolling interests in the Hong Kong NMC and the Singapore NMC and owns a minority interest in the Malaysia NMC as of the date hereof. The net cash consideration for Abacus was $445 million, which excludes the effect of net working capital adjustments subject to finalization. The acquisition was funded with a combination of cash on hand and a $70 million draw on our revolving credit facility.

The following unaudited pro forma combined financial information is based on our historical consolidated financial statements after giving effect to the acquisition of Abacus. Our historical financial data are derived from the interim consolidated financial statements included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission ("SEC") on August 4, 2015 and from the audited consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10‑K filed with the SEC on March 3, 2015.
The historical consolidated financial statements of AIPL were prepared in accordance with International Financial Reporting Standards ("IFRS"), which differs in certain respects from accounting principles generally accepted in the United States ("GAAP"). We have made necessary adjustments to reconcile the historical consolidated financial statements of AIPL to GAAP, which primarily relate to differences in accounting for certain income tax contingencies. In addition, we have assessed the impacts of the adjustments recorded in the historical audited consolidated financial statements prepared in accordance with IFRS and have determined that the effect of these adjustments on our results of operations is not material.
The historical consolidated financial statements of the NMCs were prepared in accordance with their respective local generally accepted accountings principles which are substantially converged to IFRS. There are no material adjustments to reconcile the financial statements of the NMCs to GAAP.
The unaudited pro forma combined balance sheet as of June 30, 2015 gives effect to the acquisition of Abacus as if it had occurred on June 30, 2015. The unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 give effect to the acquisition of Abacus as if it occurred on January 1, 2014. The pro forma adjustments are described in the notes to the unaudited pro forma combined financial information and are based upon available information and assumptions that we believe are reasonable.
The unaudited pro forma combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial information;

•	our consolidated financial statements and related notes thereto for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on March 3, 2015;

•	our unaudited consolidated financial statements and related notes thereto for the six months ended June 30, 2015 included in our Quarterly Report on Form 10-Q filed with the SEC on August 4, 2015; and

•	the consolidated financial statements and related notes thereto of AIPL for the year ended December 31, 2014 attached as Exhibit 99.1 to this Form 8-K/A.
The unaudited pro forma combined financial information is for informational purposes only and is not necessarily indicative of what our financial performance and financial position would have been had the acquisition been completed on the dates assumed nor is such unaudited pro forma combined financial information necessarily indicative of the results to be expected in any future period.

SABRE CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2015
(in thousands, except share amounts)

	Historical			Pro Forma Adjustments
	Sabre Corporation	AIPL	NMCs			Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$578,033	$53,363	$13,802	$(518,855)	(a)	$126,343
Restricted cash	—	10,000	—	—		10,000
Accounts receivable, net	391,779	40,571	1,580	2,892	(b)	436,822
Prepaid expenses and other current assets	32,347	505	167	—		33,019
Current deferred income taxes	159,442	—	—	—		159,442
Other receivables, net	35,039	4,014	2,153	(2,269)	(c)	38,937
Total current assets	1,196,640	108,453	17,702	(518,232)		804,563
Property and equipment, net	560,440	33,675	2,139	(31,016)	(d)	565,238
Investments in joint ventures	130,288	27,530	—	(147,905)	(e)	9,913
Goodwill	2,153,214	2,505	—	281,179	(f)	2,436,898
Trademarks and brand names, net	233,002	—	—	4,000	(f)	237,002
Other intangible assets, net	203,675	—	3	472,000	(f)	675,678
Other assets, net	574,319	95,251	—	(53,515)	(g)	616,055
Total assets	$5,051,578	$267,414	$19,844	$6,511		$5,345,347

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$133,011	$25,903	$2,190	$(767)	(c)	$160,337
Accrued compensation and related benefits	57,486	3,198	—	—		60,684
Accrued subscriber incentives	179,162	21,928	—	—		201,090
Deferred revenues	176,554	—	—	(2,571)	(h)	173,983
Litigation settlement liability and related deferred revenue	55,099	—	—	—		55,099
Other accrued liabilities	178,178	47,609	4,323	1,390	(b)	231,500
Current portion of debt	488,930	—	—	—		488,930
Total current liabilities	1,268,420	98,638	6,513	(1,948)		1,371,623
Deferred income taxes	165,555	9,668	154	71,641	(i)	247,018
Other noncurrent liabilities	602,237	33,079	754	(5,096)	(j)	630,974
Long-term debt	2,706,273	—	—	—		2,706,273
Stockholders’ equity
Common Stock: $0.01 par value, 450,000,000 authorized shares; 273,493,600 shares issued; and 272,777,958 shares outstanding	2,735	56,580	6,304	(62,884)	(k)	2,735
Additional paid-in capital	1,972,404	—	—	—		1,972,404
Treasury Stock, at cost, 715,642 shares	(11,462)	—	—	—		(11,462)
Retained (deficit) earnings	(1,584,834)	49,147	6,119	29,619	(l)	(1,499,949)
Accumulated other comprehensive loss	(69,532)	20,065	—	(24,821)	(m)	(74,288)
Noncontrolling interest	(218)	237	—	—		19
Total stockholders’ equity	309,093	126,029	12,423	(58,086)		389,459
Total liabilities and stockholders’ equity	$5,051,578	$267,414	$19,844	$6,511		$5,345,347
See Notes to Unaudited Pro Forma Financial Information.

SABRE CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2015
(in thousands, except per share amounts)

	Historical			Adjustments
	Sabre Corporation	AIPL	NMCs			Pro Forma Combined
Revenue	$1,417,439	$197,527	$12,213	$(59,044)	(n)	$1,568,135
Cost of revenue	930,124	129,870	6,213	(41,735)	(o)	1,024,472
Selling, general and administrative	245,718	34,834	3,107	(11,557)	(p)	272,102
Operating income	241,597	32,823	2,893	(5,752)		271,561
Other income (expense):
Interest expense, net	(89,062)	483	38	—		(88,541)
Loss on extinguishment of debt	(33,235)	—	—	—		(33,235)
Associate / joint venture equity income (loss)	13,826	220	—	(14,134)	(q)	(88)
Other, net	(4,248)	996	7	—		(3,245)
Total other expense, net	(112,719)	1,699	45	(14,134)		(125,109)
Income from continuing operations before income taxes	128,878	34,522	2,938	(19,886)		146,452
Provision for income taxes	46,959	12,380	584	(1,348)	(r)	58,575
Income from continuing operations	81,919	22,142	2,354	(18,538)		87,877
Net income attributable to noncontrolling interest	1,825	41	—	—		1,866
Net income from continuing operations attributable to common shareholders	$80,094	$22,101	$2,354	$(18,538)		$86,011

Earnings per share from continuing operations attributable to common shareholders:
Basic	$0.30					$0.32
Diluted	$0.29					$0.31
Weighted-average common shares outstanding:
Basic	270,574					270,574
Diluted	278,082					278,082
See Notes to Unaudited Pro Forma Financial Information.

SABRE CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2014
(in thousands, except per share amounts)

	Historical			Adjustments
	Sabre Corporation	AIPL	NMCs			Pro Forma Combined
Revenue	$2,631,417	$353,387	$18,176	$(95,591)	(n)	$2,907,389
Cost of revenue	1,742,478	234,166	9,785	(50,335)	(o)	1,936,094
Selling, general and administrative	468,152	70,107	4,892	(22,130)	(p)	521,021
Restructuring (adjustments) charges	(558)	—	—	—		(558)
Operating income	421,345	49,114	3,499	(23,126)		450,832
Other income (expense):
Interest expense, net	(218,877)	1,301	—	—		(217,576)
Loss on extinguishment of debt	(33,538)	—	—	—		(33,538)
Associate / joint venture equity income	12,082	3,008	—	(13,283)	(q)	1,807
Other, net	(63,860)	(183)	151	—		(63,892)
Total other expense, net	(304,193)	4,126	151	(13,283)		(313,199)
Income from continuing operations before income taxes	117,152	53,240	3,650	(36,409)		137,633
Provision for income taxes	6,279	13,449	712	(2,641)	(r)	17,799
Income from continuing operations	110,873	39,791	2,938	(33,768)		119,834
Net income attributable to noncontrolling interest	2,732	6	—	—		2,738
Preferred stock dividends	11,381	—	—	—		11,381
Net income from continuing operations attributable to common shareholders	$96,760	$39,785	$2,938	$(33,768)		$105,715

Earnings per share from continuing operations attributable to common shareholders:
Basic	$0.41					$0.44
Diluted	$0.39					$0.43
Weighted-average common shares outstanding:
Basic	238,633					238,633
Diluted	246,747					246,747
See Notes to Unaudited Pro Forma Financial Information.

SABRE CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The unaudited pro forma combined financial information is based on our historical consolidated financial statements after giving effect to the acquisition of Abacus. Our historical financial data are derived from the interim consolidated financial statements included in our Quarterly Report on Form 10-Q filed with the SEC on August 4, 2015 and from the audited consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10‑K filed with the SEC on March 3, 2015.
The historical consolidated financial statements of AIPL were prepared in accordance with IFRS, which differs in certain respects from generally accepted accounting principles in the United States ("GAAP"). We have made necessary adjustments to reconcile the historical consolidated financial statements of AIPL to GAAP, which primarily relate to differences in accounting for income tax contingencies and are included in the adjustments described in Note 4, Pro Forma Adjustments. In addition, certain amounts in the financial statements of AIPL have been reclassified to conform to our financial statement presentation. These reclassifications are described in Note 2, Reclassifications.
The acquisition of the remaining interests in the Hong Kong NMC and the Singapore NMC closed in July and August 2015, respectively. An agreement to acquire the remaining interest in the Malaysia NMC was executed in August 2015 and is expected to close in September 2015. The historical consolidated financial statements of the NMCs were prepared in accordance with their respective local generally accepted accounting principles which are substantially converged to IFRS. There are no material adjustments to reconcile the financial statements of the NMCs to GAAP.
The acquisition of Abacus is reflected in the unaudited pro forma combined financial information in accordance with the acquisition method of accounting. Under this method, the assets acquired and liabilities assumed are recognized at their respective fair values as of the date of acquisition. The difference, if any, between the acquisition price and the fair values of the assets acquired and liabilities assumed is recorded as goodwill. The purchase price allocation described in Note 3, Acquisition Price, is preliminary and based on available information as of the filing date of this Current Report on Form 8-K/A. Accordingly, the purchase price allocation is subject to change when finalized which we expect to be in the fourth quarter of 2015.
In connection with our acquisition of Abacus, we expect to recognize a gain in the third quarter of 2015 as the result of remeasuring our previously-held 35% equity interest in AIPL to its fair value as of the acquisition date. We estimate this gain to be approximately $85 million, net of tax. This gain is reflected as a pro forma adjustment to the unaudited pro forma combined balance sheet. The pro forma combined statements of operations exclude this gain as it will not have a continuing impact on our consolidated results of operations.
The net cash consideration for Abacus was $445 million, which excludes the effect of net working capital adjustments subject to finalization. The acquisition was funded with a combination of cash on hand and a $70 million draw on our revolving credit facility. The $70 million draw on our revolving credit facility occurred on June 30, 2015 and is therefore reflected in the historical balance sheet of Sabre Corporation. The unaudited pro forma combined statements of operations do not include a pro forma adjustment to reflect interest expense associated with the $70 million outstanding balance on our revolving credit facility. As of June 30, 2015, the interest rate for our outstanding balance on the revolving credit facility was approximately 3.0%.
2. Reclassifications
Certain amounts in the historical financial statements of AIPL have been reclassified to conform to our financial statement presentation and accounting policies. Reclassifications in the pro forma combined statements of operations include $15 million and $34 million reclassified from selling, general and administrative expenses to cost of revenue for the six months ended June 30, 2015 and for the year ended December 31, 2014, respectively. The reclassifications from selling, general and administrative to cost of revenue primarily relate to personnel-related costs and depreciation and amortization. These reclassifications are reflected in the pro forma adjustments (o) and (p) in the adjustments column of the pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014.

Reclassifications in the pro forma combined balance sheet include $23 million of certain liabilities reclassified from accounts receivable to other accrued liabilities, which is reflected in pro forma adjustment (b) in the adjustment column of the pro forma combined balance sheet as of June 30, 2015.
3. Acquisition Price
The purchase price allocation described below is preliminary and based on available information as of the filing date of this Current Report on Form 8-K/A. Accordingly, the purchase price allocation is subject to change when finalized, which we expect to be in the fourth quarter of 2015. A summary of the acquisition price and preliminary estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on June 30, 2015 is as follows (in thousands):

Current assets	$126,155
Goodwill	283,684
Intangible assets:
Customer relationships (useful life of 15 years)	335,000
Reacquired rights(1) (weighted-average useful life of approximately 7 years)	102,333
Purchased technology (useful life of 5 years)	26,667
Trademarks and brand names (useful life of approximately 2 years)	4,000
Supplier agreements (useful life of 7 years)	8,000
Property and equipment, net	4,798
Other assets	49,915
Current liabilities	(105,152)
Noncurrent liabilities	(37,737)
Noncurrent deferred income taxes	(78,393)
719,270
Fair value of Sabre Corporation's previously held equity investment in AIPL	(205,000)
Fair value of AIPL's previously held equity investment in NMCs	(2,552)
Total acquisition price	$511,718
_______________________
(1) In connection with the acquisition of Abacus, we reacquired certain contractual rights that provided AIPL the exclusive right, within the Asia-Pacific region, to operate and profit from the Sabre global distribution system.

The preliminary purchase price allocation includes estimates for contingent liabilities associated with legal proceedings and related tax uncertainties. Other noncurrent liabilities includes a reserve for $11 million related to claims by the Indian Director of Income Tax ("DIT") regarding transfer pricing and other adjustments that would increase taxable income for assessment years ending March 2005 to March 2012 of an Indian subsidiary of AIPL. These claims are in various stages of audit and litigation; the estimate for contingent liabilities also includes additional assessments that could result in the future based on the same issues for periods not covered by the DIT claims.

This Indian subsidiary of AIPL is also subject to litigation by the India Director General (Service Tax) ("DGST"), which has assessed the subsidiary for multiple years related to its alleged failure to pay service tax on marketing fees and reimbursements of expenses. Indian courts have returned verdicts favorable to the Indian subsidiary. The DGST has appealed the verdict to the Indian Supreme Court. No provision has been recorded for this matter as we believe we will prevail.

AIPL is currently a defendant in income tax litigation brought by the DIT. The dispute arose when the DIT asserted that AIPL has a permanent establishment within the meaning of the Income Tax Treaty between Singapore and India and accordingly issued tax assessments for assessment years ending March 2000 through March 2005. AIPL appealed the tax assessments, and the Indian Commissioner of Income Tax (Appeals) returned a mixed verdict. AIPL filed further appeals with the Income Tax Appellate Tribunal ("ITAT"). The ITAT ruled in AIPL’s favor, finding that no income would be chargeable to tax for assessment years ending March 2000 through March 2005. The DIT appealed those decisions to the Delhi High Court. No hearing date has been set. The DIT also assessed taxes on a similar basis for assessment years ending March 2006 through March 2012, which are pending before the ITAT and the Dispute Resolution Panel. No provision has been recorded for these matters as we believe we will prevail.  We are currently unable to estimate the possible liability associated with this claim.

We intend to aggressively defend against these above claims. However, if the results of certain audits or litigation were to become unfavorable, the claims would become payable and could be increased by penalties and interest. The estimated liability included in this purchase price allocation is preliminary in nature and subject to change. We expect to complete our analysis of these contingent liabilities during 2015.

4. Pro Forma Adjustments
The pro forma adjustments described below are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments do not include additional acquisition-related costs and integration-related costs that we may incur. The pro forma adjustments do not include interest expense associated with the $70 million draw on our revolving credit facility in connection with the acquisition of Abacus. As of June 30, 2015, the interest rate for our outstanding balance on the revolving credit facility was approximately 3.0%.

(a)
To reflect the gross cash consideration paid of $512 million for the acquisition and $7 million of acquisition-related costs incurred subsequent to June 30, 2015. These acquisition-related costs are expensed as incurred.

(b)
Adjustments to accounts receivable and other accrued liabilities include an increase of $23 million to reclassify and present certain liabilities to a gross presentation in order to conform to our accounting policies. Adjustments to accounts receivable and other accrued liabilities also include a decrease of $20 million and $22 million, respectively, to eliminate receivables and payables associated with related-party transactions between Sabre Corporation, AIPL and the NMCs.

(c)	To eliminate receivables and payables associated with related-party transactions between Sabre Corporation, AIPL and the NMCs.

(d)	To remove AIPL's property and equipment associated with capitalized software which is represented by an identified intangible asset on a combined pro forma basis.

(e)
To remove Sabre Corporation's previously-held equity investment in AIPL and AIPL's previously-held equity investments in Infini Travel Information, Inc. ("Infini") and the NMCs. AIPL's previously-held equity interest in Infini was transferred to the former owners of AIPL as part of the terms of the acquisition.

(f)	To reflect the preliminary estimate of goodwill and intangible assets acquired. The adjustment to goodwill is net of the removal of historical goodwill of AIPL of $3 million.

(g)
To remove $55 million of historical deferred upfront incentive consideration paid by AIPL to its subscribers, which is represented by an identified intangible asset on a combined pro forma basis. This adjustment also includes an increase of approximately $1 million to reflect an agreement entered into with the former owners of AIPL to transfer the equity interest in Infini back to the former owners in return for a portion of the ongoing dividends from Infini for a seven year period.

(h)	To reflect the settlement of a pre-existing agreement between Sabre Corporation and AIPL related to data processing services.

(i)	To reflect an increase in deferred tax liability associated with acquired intangible assets and fair value adjustments.

(j)
To reflect a decrease in other noncurrent liabilities of $9 million associated with the settlement of a pre-existing agreement between Sabre Corporation and AIPL related to data processing services. This adjustment also includes an estimated $4 million liability for uncertain tax positions of AIPL.

(k)	To remove the capital accounts of AIPL and the NMCs.

(l)	To adjust retained (deficit) earnings to reflect the following (in thousands):

Gain on remeasurement to fair value of our previously-held 35% equity interest in AIPL, net of tax	$84,628
Gain on settlement of a pre-existing agreement between Sabre Corporation and AIPL related to data processing services, net of tax	5,538
Acquisition-related costs incurred subsequent to June 30, 2015, net of tax	(5,281)
Removal of historical retained earnings of AIPL and the NMCs	(55,266)
$29,619

(m)
To reflect the removal of the $20 million historical accumulated other comprehensive income balance of AIPL and to reflect the write-off of the foreign currency translation adjustment of our previously-held equity investment in AIPL of $5 million.

(n)	To reflect adjustments to revenue for the following (in thousands):

	For the Six Months Ended June 30, 2015	For the Year Ended December 31, 2014
Elimination of revenue associated with sales between Sabre Corporation and AIPL	$(46,286)	$(74,327)
Elimination of revenue associated with sales between AIPL and the NMCs	(9,464)	(15,255)
Elimination of revenue associated with sales between Sabre Corporation and AIPL for which the corresponding charges were partially capitalized by AIPL	(3,294)	(6,009)
	$(59,044)	$(95,591)

(o)	To reflect adjustments to cost of revenue for the following (in thousands):

	For the Six Months Ended June 30, 2015	For the Year Ended December 31, 2014
Reclassification of AIPL's operating expenses between cost of revenue and selling, general and administrative (see Note 2)	$15,070	$34,118
Elimination of cost of revenue associated with sales between Sabre Corporation and AIPL	(46,286)	(74,327)
Elimination of cost of revenue associated with sales between AIPL and the NMCs	(9,464)	(15,255)
Reductions to AIPL's cost of revenue related to the amortization of upfront incentive consideration and software developed for internal use	(12,769)	(18,299)
Add amortization expense associated with acquired intangible assets	11,714	23,428
	$(41,735)	$(50,335)

(p)	To reflect adjustments to selling, general and administrative for the following (in thousands):

	For the Six Months Ended June 30, 2015	For the Year Ended December 31, 2014
Reclassification of AIPL's operating expenses between cost of revenue and selling, general and administrative (see Note 2)	$(15,070)	$(34,118)
Remove non-recurring acquisition-related costs incurred in historical period presented	(3,894)	(4,105)
Reductions to AIPL's selling, general and administrative expenses associated with amortization of software developed for internal use	(2,923)	(4,567)
Add amortization expense associated with acquired intangible assets	10,330	20,660
	$(11,557)	$(22,130)

(q)	To remove joint venture equity income from Sabre Corporation's previously-held equity investment in AIPL and from AIPL's previously-held equity investment in Infini.

(r)	To adjust tax expense to reflect the tax effect on the pro forma adjustments.